EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-204576 and 333-218261 on Form S-8 of our reports dated March 16, 2021, relating to the financial statements of Nuvera Communications , Inc and subsidiaries (the “Company”) appearing in this annual report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ OlsenThielen & Co. Ltd
Roseville, Minnesota
March 16, 2021